EXHIBIT 99.1
GoPro Announces Second Quarter 2023 Results
Revenue of $241 million was 10% Above Guidance
GoPro Subscribers Grew 27% Year-over-Year to 2.44 million, Exceeding Expectations
Subscription and Service Revenue was $24 million or 10% of Revenue, up 21% Year-over-Year

SAN MATEO, Calif., August 3, 2023 - GoPro, Inc. (NASDAQ: GPRO) today announced financial results for its second quarter ended June 30, 2023 and posted management commentary, including forward-looking guidance, in the investor relations section of its website at https://investor.gopro.com.
“In Q2, GoPro saw an immediate retail sales and GoPro subscription lift as a result of our mid-quarter go-to-market strategy shift that included a return to pre-pandemic pricing and a greater emphasis on retail sales,“ said Nicholas Woodman, GoPro’s founder and CEO. “We exceeded our Q2 expectations for unit sales, revenue and subscriber growth, all positive indicators that our strategy shift is working.”
“In the second quarter, we repurchased $15 million of stock and improved working capital as we reduced inventory,” said Brian McGee, GoPro’s CFO and COO.
For details on GoPro’s Q2 performance and outlook for Q3 and the rest of the year, please see the management commentary referenced above and posted in the investor relations section of our website at https://investor.gopro.com.
Q2 2023 Financial Results
•Revenue was $241 million, 10% above guidance and down 4% year-over-year.
•GoPro subscriber count ended Q2 at approximately 2.44 million, up 27% year-over-year.
•Revenue from the retail channel was $165 million, up 6% year-over-year. GoPro.com revenue, including subscription and service revenue, was $76 million, or 31% of total revenue and down 21% year-over-year.
•Subscription and service revenue increased 21% year-over-year to $24 million.
•Attach rate via our mobile app from cameras purchased at retail exceeded 40% in the quarter, up from approximately 33% a year ago, an improvement of approximately 25%, year-over-year.
•GAAP net loss was $17 million, or negative $0.11 per share, down from net income of $3 million or $0.02 per share in the prior year period. Non-GAAP net loss was $11 million, or negative $0.07 per share, down from non-GAAP net income of $13 million, or $0.08 per share, in the prior year period.
•GAAP and non-GAAP gross margin was 31.4% and 31.6%, respectively, which reflects $11 million of price protection charges related to our new pricing strategy, as well as the strength of our lower margin entry-level cameras. This compares to GAAP and non-GAAP gross margin of 38.3% and 38.5%, respectively, in the prior year period.
•Adjusted EBITDA was negative $10 million. This compares to positive $17 million in the prior year period. The difference primarily reflects $11 million of price protection charges related to our new pricing strategy, as well as the strength of our lower margin entry-level cameras.
•Cameras with retail prices at or above $400 represented 75% of Q2 2023 camera revenue. Entry level products increased dramatically, accounting for 25% of camera revenue without cannibalizing premium cameras.
•Q2 2023 Street ASP was $342, a 13% decrease year-over-year.
•Days’ sales outstanding was 31 days, down compared to the prior year period of 32 days.

Recent Business Highlights
•In Q2 2023, GoPro bought back $15 million in stock, and we plan to continue executing on our stock repurchase plan in 2023.
•In Q2 2023, GoPro initiated a go-to-market strategy that includes restoring pricing of GoPro cameras to lower, pre-pandemic levels.
•In July 2023, GoPro published its 2023 Sustainability Snapshot, which outlines our commitment to understanding and reducing our carbon footprint, supporting employees and the GoPro community, and maintaining our corporate values. The 2023 Sustainability Snapshot is a follow-up to GoPro’s inaugural Sustainability Report published in November 2022.
•Earlier this year, GoPro was awarded Mental Health Program of the Year by Transform.us, recognizing the company with the most holistic, progressive and positive approach to supporting employee mental health.
•Earlier this year, GoPro surpassed 2,000 patents worldwide, and was included for the 5th consecutive year on the Intellectual Property Owners Association’s “Top 300 Organizations Granted U.S. Patents in 2022” report.

Results Summary:

	Three months ended June 30,
($ in thousands, except per share amounts)	2023	2022	% Change
Revenue	$241,020	$250,685	(3.9)%
Gross margin
GAAP	31.4%	38.3%	(690) bps
Non-GAAP	31.6%	38.5%	(690) bps
Operating income (loss)
GAAP	$(22,494)	$4,655	(583.2)%
Non-GAAP	$(12,092)	$14,990	(180.7)%
Net income (loss)
GAAP	$(17,212)	$2,519	(783.3)%
Non-GAAP	$(11,291)	$12,790	(188.3)%
Diluted net income (loss) per share
GAAP	$(0.11)	$0.02	(650.0)%
Non-GAAP	$(0.07)	$0.08	(187.5)%
Adjusted EBITDA	$(10,290)	$16,891	(160.9)%

Conference Call
GoPro management will host a conference call and live webcast for analysts and investors today at 2 p.m. Pacific Time (5 p.m. Eastern Time) to discuss the Company’s financial results.
Prior to the start of the call, the Company will post Management Commentary on the “Events & Presentations” section of its investor relations website at https://investor.gopro.com. Management will make brief opening comments before taking questions.
To listen to the live conference call, please call +1 833-470-1428 (US) or +1 404-975-4839 (International) and enter access code 154237, approximately 15 minutes prior to the start of the call. A live webcast of the conference call will be accessible on the “Events & Presentations” section of the Company’s website at https://investor.gopro.com. A recording of the webcast will be available on GoPro’s website, https://investor.gopro.com, from approximately two hours after the call through October 26, 2023.
About GoPro, Inc. (NASDAQ: GPRO)
Founded in 2002, GoPro helps the world to capture and share itself in immersive and exciting ways.
For more information, visit GoPro.com. Open roles can be found on our careers page. Members of the press can access official logos and imagery on our press portal. GoPro customers can submit their photos and videos to GoPro Awards for an opportunity to be featured on GoPro's social channels and receive gear and cash awards. Connect with GoPro on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, and GoPro's blog The Current.
GoPro, HERO and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries.
GoPro’s Use of Social Media
GoPro announces material financial information using the Company’s investor relations website, SEC filings, press releases, public conference calls and webcasts. GoPro may also use social media channels to communicate about the Company, its brand and other matters; these communications could be deemed material information. Investors and others are encouraged to review posts on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, and GoPro’s investor relations website and blog, The Current.
Note Regarding Use of Non-GAAP Financial Measures
GoPro reports gross profit, gross margin percentage, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss) and diluted net income (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis. Additionally, GoPro reports non-GAAP adjusted EBITDA. Non-GAAP items exclude, where applicable, the effects of stock-based compensation, acquisition-related costs, restructuring and other related costs, and the tax impact of these items. When planning, forecasting, and analyzing gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss) and net income (loss) per share for future periods, GoPro does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for reconciling items which are inherently difficult to predict with reasonable accuracy.
Note on Forward-looking Statements
This press release may contain projections or other forward-looking statements within the meaning Section 27A of the Private Securities Litigation Reform Act. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “will” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this press release may include but are not limited to statements regarding our expectations for profitability and subscription growth; product pricing strategy, expanded distribution and overall consumer demand for our products. These statements involve risks and uncertainties, and actual events or results may differ materially. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include the inability to achieve our revenue growth or profitability in the future, and if revenue growth or profitability is achieved, we may not be able to sustain it; the fact that an economic downturn or economic uncertainty in our key U.S. and international markets, inflation, volatility in the global banking system, and fluctuations in interest rates or currency exchange rates may adversely affect consumer discretionary spending and demand for our products; the fact that our goal to grow revenue and be profitable relies upon our ability to grow sales from our direct-to-consumer business and our retail partners and distributors; our ability to acquire and retain subscribers; our reliance on third-party suppliers, some of which are sole-source suppliers, to provide services and components for our products which may be impacted due to supply shortages, long lead times or other service disruptions and may lead to increased costs due to the effects of global conflicts and geopolitical issues such as the conflict in Ukraine or China-Taiwan relations, inflation or the negative impact on exchange rates; our ability to maintain the value and reputation of our brand and protect our intellectual property and proprietary rights; the risk that our sales fall below our forecasts, especially during the holiday season; the risk we fail to manage our operating expenses effectively, and may result in our financial performance suffering the fact that our continued profitability depends in part on further penetrating our total addressable market, and we may not be successful in doing so; the fact that we rely on sales of our cameras, mounts and accessories for substantially all of our revenue, and any decrease in the sales or change in sales mix of these products could harm our business; the risk that we may not successfully manage product introductions, product transitions, product pricing and marketing; the fact that a small number of retailers and distributors account for a substantial portion of our revenue and our level of business with them could be significantly reduced; our ability to attract, engage and retain qualified personnel; any changes to trade agreements, trade policies, tariffs, and import/export regulations; the effects of the highly competitive market in which we operate, including new market entrants; the fact that we may experience fluctuating revenue, expenses and profitability in the future; risks related to inventory, purchase commitments and long-lived assets; ; the risk that we will encounter problems with our distribution system; the threat of a security breach or other disruption including cyberattacks; the concern that our intellectual property and proprietary rights may not adequately protect our products and services; the continuing impact of the COVID-19 pandemic and the effects of global conflicts and geopolitical issues such as the conflict in Ukraine or China-Taiwan relations and its effects on the United States and global economies and our business in particular; and other factors detailed in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2022, which is on file with the Securities and Exchange Commission (SEC), and as updated in filings with the SEC. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. GoPro disclaims any obligation to update these forward-looking statements.

GoPro, Inc.
Preliminary Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022
Revenue	$241,020	$250,685	$415,740	$467,390
Cost of revenue	165,248	154,681	287,466	280,910
Gross profit	75,772	96,004	128,274	186,480

Operating expenses:
Research and development	41,903	36,218	80,088	67,816
Sales and marketing	39,906	39,439	77,961	74,812
General and administrative	16,457	15,692	32,533	31,035
Total operating expenses	98,266	91,349	190,582	173,663
Operating income (loss)	(22,494)	4,655	(62,308)	12,817
Other income (expense):
Interest expense	(1,139)	(1,538)	(2,292)	(3,747)
Other income (expense), net	2,423	(488)	5,268	(807)
Total other income (expense), net	1,284	(2,026)	2,976	(4,554)
Income (loss) before income taxes	(21,210)	2,629	(59,332)	8,263
Income tax expense (benefit)	(3,998)	110	(12,251)	59
Net income (loss)	$(17,212)	$2,519	$(47,081)	$8,204

Net income (loss) per share:
Basic	$(0.11)	$0.02	$(0.30)	$0.05
Diluted	$(0.11)	$0.02	$(0.30)	$0.06

Shares used to compute net income (loss) per share:
Basic	154,562	156,645	154,980	156,751
Diluted	154,562	176,860	154,980	183,170

GoPro, Inc.
Preliminary Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$189,913	$223,735
Marketable securities	81,793	143,602
Accounts receivable, net	82,341	77,008
Inventory	135,409	127,131
Prepaid expenses and other current assets	33,738	34,551
Total current assets	523,194	606,027
Property and equipment, net	10,516	13,327
Operating lease right-of-use assets	19,691	21,819
Goodwill	146,459	146,459
Other long-term assets	309,237	289,293
Total assets	$1,009,097	$1,076,925

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$95,082	$91,648
Accrued expenses and other current liabilities	100,142	118,877
Short-term operating lease liabilities	10,130	9,553
Deferred revenue	54,369	55,850
Total current liabilities	259,723	275,928
Long-term taxes payable	11,586	9,536
Long-term debt	141,493	141,017
Long-term operating lease liabilities	29,156	33,446
Other long-term liabilities	3,660	5,439
Total liabilities	445,618	465,366

Stockholders’ equity:
Common stock and additional paid-in capital	979,904	960,903
Treasury stock, at cost	(173,231)	(153,231)
Accumulated deficit	(243,194)	(196,113)
Total stockholders’ equity	563,479	611,559
Total liabilities and stockholders’ equity	$1,009,097	$1,076,925

GoPro, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2023	2022	2023	2022
Operating activities:
Net income (loss)	$(17,212)	$2,519	$(47,081)	$8,204
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,748	2,253	3,557	4,555
Non-cash operating lease cost	645	630	2,128	2,308
Stock-based compensation	11,117	10,251	21,431	20,087
Deferred income taxes	(6,152)	(534)	(16,073)	2,397
Other	(667)	1,012	(1,993)	2,016
Net changes in operating assets and liabilities	2,669	(3,275)	(36,923)	(100,118)
Net cash provided by (used in) operating activities	(7,852)	12,856	(74,954)	(60,551)

Investing activities:
Purchases of property and equipment, net	(478)	(774)	(961)	(1,294)
Purchases of marketable securities	—	(23,966)	(25,782)	(47,077)
Maturities of marketable securities	56,204	49,249	90,204	65,149
Net cash provided by investing activities	55,726	24,509	63,461	16,778

Financing activities:
Proceeds from issuance of common stock	—	87	2,324	2,686
Taxes paid related to net share settlement of equity awards	(583)	(1,313)	(4,834)	(8,488)
Repurchase of outstanding common stock	(15,000)	(11,762)	(20,000)	(21,762)
Repayment of borrowings	—	(125,000)	—	(125,000)
Net cash used in financing activities	(15,583)	(137,988)	(22,510)	(152,564)
Effect of exchange rate changes on cash and cash equivalents	(204)	(1,417)	181	(1,471)
Net change in cash and cash equivalents	32,087	(102,040)	(33,822)	(197,808)
Cash and cash equivalents at beginning of period	157,826	305,319	223,735	401,087
Cash and cash equivalents at end of period	$189,913	$203,279	$189,913	$203,279

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures

To supplement our unaudited selected financial data presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss), diluted net income (loss) per share and adjusted EBITDA. We also provide forecasts of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income (expense), non-GAAP tax expense, non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share. We use these non-GAAP financial measures to help us understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operational plans. Our management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results. These non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with GAAP, and are not based on any comprehensive set of accounting rules or principles. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:
•the comparability of our on-going operating results over the periods presented;
•the ability to identify trends in our underlying business; and
•the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.
These non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect tax payments that reduce cash available to us;
•adjusted EBITDA excludes depreciation and amortization and, although these are non-cash charges, the property and equipment being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash capital expenditure requirements for such replacements;
•adjusted EBITDA excludes the amortization of point of purchase (POP) display assets because it is a non-cash charge, and is treated similarly to depreciation of property and equipment and amortization of acquired intangible assets;
•adjusted EBITDA and non-GAAP net income (loss) exclude restructuring and other related costs which primarily include severance-related costs, stock-based compensation expenses, manufacturing consolidation charges, facilities consolidation charges recorded in connection with restructuring actions, including right-of-use asset impairment charges, and the related ongoing operating lease cost of those facilities recorded under ASC 842, Leases. These expenses do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of current operating performance or comparisons to the operating performance in other periods;
•adjusted EBITDA and non-GAAP net income (loss) exclude stock-based compensation expense related to equity awards granted primarily to our workforce. We exclude stock-based compensation expense because we believe that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. In particular, we note that companies calculate stock-based compensation expense for the variety of award types that they employ using different valuation methodologies and subjective assumptions. These non-cash charges are not factored into our internal evaluation of net income (loss) as we believe their inclusion would hinder our ability to assess core operational performance;
•non-GAAP net income (loss) excludes acquisition-related costs including the amortization of acquired intangible assets (primarily consisting of acquired technology), the impairment of acquired intangible assets (if applicable), as well as third-party transaction costs incurred for legal and other professional services. These costs are not factored into our evaluation of potential acquisitions, or of our performance after completion of the acquisitions, because these costs are not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such costs vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses being acquired. Although we exclude the amortization of acquired intangible assets from our non-GAAP net income (loss), management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation;

•non-GAAP net income (loss) includes income tax adjustments. We utilize a cash-based non-GAAP tax expense approach (based upon expected annual cash payments for income taxes) for evaluating operating performance as well as for planning and forecasting purposes. This non-GAAP tax approach eliminates the effects of period specific items, which can vary in size and frequency and does not necessarily reflect our long-term operations. Historically, we computed a non-GAAP tax rate based on non-GAAP pre-tax income on a quarterly basis, which considered the income tax effects of the adjustments above;
•GAAP and non-GAAP net income (loss) per share includes the dilutive, tax effected cash interest expense associated with our 2022 Notes and 2025 Notes in periods of net income, as if converted at the beginning of the period in connection with the adoption of ASU 2020-06 on January 1, 2022; and
•other companies may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
(unaudited)

Reconciliations of non-GAAP financial measures are set forth below:

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022
GAAP net income (loss)	$(17,212)	$2,519	$(47,081)	$8,204
Stock-based compensation:
Cost of revenue	530	483	996	930
Research and development	4,922	4,405	9,668	8,563
Sales and marketing	2,359	2,229	4,537	4,352
General and administrative	3,306	3,134	6,230	6,242
Total stock-based compensation	11,117	10,251	21,431	20,087

Acquisition-related costs:
Cost of revenue	—	—	—	47
Total acquisition-related costs	—	—	—	47

Restructuring and other costs:
Cost of revenue	(211)	4	(225)	9
Research and development	(280)	43	(415)	82
Sales and marketing	(149)	24	(224)	46
General and administrative	(75)	13	(112)	26
Total restructuring and other costs	(715)	84	(976)	163

Income tax adjustments	(4,481)	(64)	(13,242)	(515)
Non-GAAP net income (loss)	$(11,291)	$12,790	$(39,868)	$27,986

GAAP net income (loss) - basic	$(17,212)	$2,519	$(47,081)	$8,204
Add: Interest on convertible notes, tax effected	—	715	—	2,236
GAAP net income (loss) - diluted	$(17,212)	$3,234	$(47,081)	$10,440

Non-GAAP net income (loss) - basic	$(11,291)	$12,790	$(39,868)	$27,986
Add: Interest on convertible notes, tax effected	—	715	—	2,236
Non-GAAP net income (loss) - diluted	$(11,291)	$13,505	$(39,868)	$30,222

GAAP and non-GAAP shares for diluted net income (loss) per share	154,562	176,860	154,980	183,170

GAAP diluted net income (loss) per share	$(0.11)	$0.02	$(0.30)	$0.06
Non-GAAP diluted net income (loss) per share	$(0.07)	$0.08	$(0.26)	$0.16

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2023	2022	2023	2022
GAAP gross margin as a % of revenue	31.4%	38.3%	30.9%	39.9%
Stock-based compensation	0.3	0.2	0.2	0.2
Restructuring and other costs	(0.1)	—	(0.1)	—
Non-GAAP gross margin as a % of revenue	31.6%	38.5%	31.0%	40.1%

GAAP operating expenses	$98,266	$91,349	$190,582	$173,663
Stock-based compensation	(10,587)	(9,768)	(20,435)	(19,157)
Restructuring and other costs	504	(80)	751	(154)
Non-GAAP operating expenses	$88,183	$81,501	$170,898	$154,352

GAAP operating income (loss)	$(22,494)	$4,655	$(62,308)	$12,817
Stock-based compensation	11,117	10,251	21,431	20,087
Acquisition-related costs	—	—	—	47
Restructuring and other costs	(715)	84	(976)	163
Non-GAAP operating income (loss)	$(12,092)	$14,990	$(41,853)	$33,114

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2023	2022	2023	2022
GAAP net income (loss)	$(17,212)	$2,519	$(47,081)	$8,204
Income tax expense (benefit)	(3,998)	110	(12,251)	59
Interest (income) expense, net	(1,635)	1,244	(3,318)	3,355
Depreciation and amortization	1,748	2,253	3,557	4,555
POP display amortization	405	430	822	1,117
Stock-based compensation	11,117	10,251	21,431	20,087
Restructuring and other costs	(715)	84	(976)	163
Adjusted EBITDA	$(10,290)	$16,891	$(37,816)	$37,540

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